Exhibit 10.1

AMENDED EMPLOYMENT CONTRACT

In the City of San Juan, Puerto Rico, December 19, 2018.

APPEAR

AS THE FIRST PARTY: Triple-S Management Corporation, a corporation organized and doing business under the laws of the Commonwealth of Puerto Rico, represented herein by Luis A. Clavell Rodríguez, of legal age, married, resident of Guaynabo, Puerto Rico, and Chairman of the Board of Directors, with authority from the Board to execute this Contract.

AS THE SECOND PARTY:   Roberto García Rodríguez, of legal age, married, executive and resident of Guaynabo, Puerto Rico.

The appearing parties have the legal capacity to execute this Contract and to such effect, they freely and voluntarily

STATE

FIRST: That to abbreviate and facilitate the understanding and analysis of this Contract, the terms below will have the meaning set forth in the following definitions:

a.	“STDB” — shall mean the Short-Term Discretionary Bonus, as specified in Article 9(b) of this Contract.

b.	“Base Salary” — shall mean that provided in Article 9(a) of this Contract.

c.	“Board” — shall mean the Board of Directors of Triple-S Management Corporation.

d.
“Business” — shall include, but is not limited to: (i) the offering and sale of managed care services and related products in the Commercial, Medicaid and Medicare markets; (ii) the offering and sale of health, life, accident, disability, property and casualty insurance; (iii) providing administration services only or self-insured (“ASO”) managed care services; (iv) providing hospitals, care centers, physicians, clinics, home health care and affiliated services, among other services provided by the Company.

e.	“Cause” — shall mean that the CEO shall have incurred in any of the acts or conduct described in Article 16 of this Contract.

f.	“CEO” — shall mean the Chief Executive Officer and President of Triple-S Management Corporation, Roberto García Rodríguez.

g.	“Change of Control” — shall have the meaning ascribed to such term in Article 23(c) of this Contract.

h.	“Compensation Policy” — shall mean the Executive Compensation Philosophy approved by the Board of Directors of TSM on February 20, 2007, as may be amended from time to time.

i.	“Confidential Information” — shall have the meaning ascribed to such term in Article 17 of this Contract.

j.	“Contract” — shall mean this Employment Contract.

k.	“Corporate Board Services” – shall mean being a member of a Board of Directors of any company outside or not related to TSM.

l.
“Fringe Benefits” — shall mean those fringe benefits provided pursuant to the standards and policies of TSM generally applicable to its executives, as may be modified from time to time by the Board of Directors, which are referred to in Article 12 of this Contract and identified in Exhibit A to this Contract as “Fringe Benefits.”

m.	“Good Reason” — shall have the meaning ascribed to such term in Article 23(d) of this Contract.

n.	“LTIC” — shall have the meaning ascribed to such term in Article 9(c) of this Contract.

o.	“LTIP” — shall mean the Triple-S Management Corporation 2017 Incentive Plan or any successor plan that the Board may adopt for the granting of long-term incentives to TSM executives.

p.
“Other Benefits” — shall mean those benefits, other than the Fringe Benefits, provided by the standards and policies of TSM generally applicable to its executives, as may be modified from time to time.

q.	“Other Incentive Compensation” — shall have the meaning ascribed to such term in Article 9(d) of this Contract.

r.	“Subsidiary Corporations” — shall mean the subsidiary corporations of TSM.

s.	“Triple-S Management Corporation” or “TSM” — shall mean Triple-S Management Corporation, including all direct and indirect subsidiaries and affiliated entities.

t.	“Total Compensation” — shall have the meaning ascribed to such term in Article 23(b) of this Contract.

u.	“Without Cause” — shall mean a termination of employment of the CEO for a cause other that regarded as “Cause” under Article 16 of this Contract.

SECOND: That TSM is a holding company of entities engaged in the Business, with its principal office located in the Commonwealth of Puerto Rico.

THIRD: That the CEO is a professional with vast experience in business management who has a master’s degree in business administration and a Juris Doctor degree. The CEO has knowledge of the insurance business and since 2008, has served in several capacities at TSM, including as Legal Counsel, COO, and as CEO since 2016.

FOURTH: That the parties hereto, intending to be legally bound hereby, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, agree to enter into this Contract subject to the following Terms and Conditions:

GENERAL PROVISIONS

1.          Excellence in Performance.  By this Contract, the CEO agrees to devote full time attention and energies to the Business of TSM and the protection of the best interests of TSM.

2.           Official Title. The CEO will hold the title of President and Chief Executive Officer of Triple-S Management Corporation.

3.          Hierarchy. The CEO, in carrying out his duties under this Contract, shall report directly to the Board. The CEO will have the normal duties, responsibilities and authority implied by such position, subject to the power of the Board to expand or limit such duties, responsibilities and authority and as provided by the By-Laws of TSM.

4.          Standards and Fiduciary Duty. The CEO will be obligated to (i) faithfully and fully comply with each of the guidelines, rules, regulations and administrative policies established by TSM and (ii) develop and implement the strategies, plans and business methods and the operational controls that are necessary for the successful administration, direction and protection of the best interests of TSM. The CEO will be loyal to TSM at all times and will recognize the fiduciary duty entailed by the acceptance of the employment.

5.          Consideration: (i) CEO’s continued employment with TSM; (ii) continued and new access to and receipt of TSM’s confidential information and trade secrets related to TSM’s business and its clients; and (iii) the compensation and benefits described below in the Specific Provisions section.

SPECIFIC PROVISIONS

6.         Principal Functions. The functions that the CEO will perform under this Contract are those necessary and proper of the chief executive officer of a corporation of the size, complexity and nature of TSM and will be invariably for the protection of TSM and its best interests.

7.          Incidental Functions. The CEO must also perform all those duties, functions, tasks and incidental assignments which the Board assigns to him from time to time.

8.          Exclusive Service. The CEO will devote his reasonable efforts and full business time and attention to the Business and affairs of TSM. The CEO may serve on the boards of directors of purely philanthropic or civic organizations, or on the board of directors of one other company that is not competitive with the business of TSM, in each case only to the extent such service or participation does not interfere with his functions, duties, tasks and incidental assignments under this Agreement. The CEO may serve on the board of directors of additional companies that are not competitive with the business of TSM to the extent such service or participation does not interfere with his functions, duties, tasks and incidental assignments under this Agreement, and the Board has consented to such additional Corporate Board Service. In all cases, the CEO shall inform the Board of his Corporate Board Services.

9.           Base Salary; Incentive Compensation. The CEO will be compensated for his services under this Contract as follows:

a.
Base Salary. An annual salary as set forth in Exhibit A of this Contract, as it may be modified from time to time pursuant to Article 11 of this Contract. The Base Salary will be payable in accordance with TSM’s normal payroll practices, with such deductions and withholdings as are required by law.

b.
Short-Term Discretionary Bonus (STDB). An annual short-term bonus to be computed each year pursuant to the Compensation Policy. The determination of the STDB will remain at the sound discretion of the Board upon interpreting and applying said policy. If applicable, TSM will pay the CEO’s short-term discretionary bonus no later than the second trimester of the payout year in accordance with the Corporation’s policies.

c.
Long-Term Incentive Compensation (LTIC). A long-term incentive to be determined each year upon terms and conditions approved by the Board pursuant to the Compensation Policy and LTIP. The determination of the LTIC will remain at the sound discretion of the Board or Compensation Committee. If applicable, TSM will grant the CEO’s long-term incentive compensation at the Compensation Committee’s first regularly scheduled meeting which shall take place in the month of March or as determined by the Compensation Committee in accordance with the Corporation’s policies.

d.
 Other Incentive Compensation. The Board may, but is not obligated to, provide other types of short or long-term incentive compensation to the CEO. If any other incentive compensation is approved by the Board, said compensation shall be provided in accordance with the terms and conditions established by the Board.

10.        Deferred Compensation. The CEO shall have the option, from time to time, to defer the payment of any of the compensation set forth in Article 9 above, as he wishes, provided such process complies with the applicable provisions of law and in accordance with a deferred compensation plan approved by the Board.

11.         Annual Review of Compensation. The compensation of the CEO will be reviewed yearly pursuant to the Compensation Policy, provided that the Base Salary shall never be less than the amount agreed to in Exhibit A to this Contract.

12.         Fringe Benefits; Other Benefits; Reimbursement of Expenses. The CEO will have the right to the Fringe Benefits and the Other Benefits. Additionally, TSM will reimburse and/or pay to the CEO the following items upon submission of documentation reasonably satisfactory to TSM of such expenses:

a.	business, travel and miscellaneous expenses that are reasonably incurred in the performance of his official functions;

b.	the membership fees of a private club; and

c.	any other related expenses which the Board deems necessary for the exercise of his functions.

13.         Withholdings. TSM will withhold all amounts from the compensation of the CEO pursuant to law, such as social security and income tax.

14.         Effectiveness and Expiration of the Contract. This Contract shall be effective as of January 1, 2019 and shall end on December 31, 2021, subject to earlier termination as provided in this Contract.

The parties may renew the Contract by written agreement which will be executed on or before its expiration date. The parties are not obligated to renew the Contract. If either party wishes to renew the Contract, it will notify the other party in writing at least ninety (90) days prior to the expiration of the Contract. If either party gives notice of its intention to renew but the other does not wish to renew the Contract, or if both parties notify their intention to renew but do not reach an agreement as to the terms of the renewed contract, the employment of the CEO will terminate and the Contract will expire on December 31, 2021, except for Articles 17, 19 and 20, which shall survive such expiration. Upon the occurrence of any of the events described above in this paragraph, TSM will pay the CEO the equivalent of one year’s Base Salary in monthly installments and will extend the Fringe Benefits for one year, but only if the CEO was not the party notifying his interest not to renew the Contract.

If the negotiations for a new contract extend beyond the expiration date and the CEO continues performing his services to TSM, TSM will continue to pay the CEO in accordance with Articles 9 and 12 of this Contract until such date as a new contract is signed or either party notifies, in writing, its decision to discontinue the negotiations, at which time all further CEO compensation will cease, except that TSM will pay the CEO the equivalent of one year’s Base Salary in monthly installments and will extend the Fringe Benefits for one year if the CEO is not the party that notifies its decision to discontinue the negotiations. The CEO and TSM hereby accept and acknowledge that the Contract will not be automatically renewed nor deemed to have been renewed because of the continuation of the negotiations beyond the expiration date.

Upon the expiration of this Contract or discontinuation of the negotiations described above, the CEO will also have the right to payment of the deferred compensation under Article 10, all vested amounts under the LTIP and 401-K benefit plan, and the compensation described in the second paragraph of Article 15 related to vesting of equity and other awards under the LTIP. All amounts payable and benefits provided pursuant to this Article other than vested amounts under the LTIP and deferred compensation shall only be payable after the CEO has executed, delivered to TSM and not revoked within any applicable revocation period, a waiver and general release of claims against TSM in a form satisfactory to TSM (a “Release”).

15.         Termination Without Cause. The parties agree that TSM has full rights to unilaterally terminate this Contract and the CEO’s employment hereunder Without Cause at any time prior to its expiration date, provided that the terms of Articles 17, 19 and 20 shall continue in effect. In such event of termination, the only obligations of TSM under this Contract will be to:

a.
pay to the CEO the Base Salary up to the normal expiration date of this Contract, or the Base Salary of one year, whichever is greater, withholding from said payments those amounts pursuant to law. TSM shall have the option to make that payment in a lump sum or in monthly payments, which will not extend beyond the period remaining of the Contract or one year, whichever is greater;

b.	extend to the CEO the Fringe Benefits for the remainder of the term of this Contract or one year, whichever is longer;

c.	pay any deferred compensation under Article 10; and

d.
pay all amounts related to the CEO’s rights under the LTIP (including the compensation described in the second paragraph of this Article 15 related to vesting of equity and other awards under the LTIP) and 401-K benefit plan.

In addition, as of the date of the CEO’s termination Without Cause (i) all Options and SARs of the CEO shall become fully and immediately exercisable and (ii) all Restricted Stock and Restricted Stock Units shall become fully vested and non-forfeitable and forthwith be delivered to the CEO if not previously delivered, and (iii) the percentage of any Performance Awards that would have been earned at the end of any given Performance Period based on actual results in accordance with the corresponding Award Agreement had the CEO’s employment not terminated shall vest pro-rata (i.e., based on a fraction, the numerator of which is the number of whole months elapsed from the beginning of the Performance Period to the date of the CEO’s termination of employment, and the denominator of which is the number of months in the Performance Period). Delivery of any such Restricted Stock Units within fifteen (15) days following the date of the expiration of any revocation period contained in the Release (or such other period provided by law) and payment of the value of any Performance Award shall be made within two and one-half months after the end of calendar year during which such award becomes vested. For purposes of this Contract, the terms “Options,” “SARs,” “Restricted Stock,” “Restricted Stock Units,” “Performance Award,” “Performance Period” and “Award Agreements” shall have the meanings given to them in the LTIP.

All amounts payable and benefits provided pursuant to this Article other than vested amounts under the LTIP and deferred compensation shall only be payable after the CEO has executed, delivered to TSM and not revoked within any applicable revocation period, the Release.

16.         Termination with Cause. It will be understood that TSM shall have “Cause” for the termination of this Contract and the employment of the CEO hereunder, when the CEO incurs in any of the following:

a.	material breach of his obligations and duties as specified in this Contract;

b.	conviction or allegation of nolo contendere of any felony or the conviction or allegation of nolo contendere of a misdemeanor involving fraud, dishonest or disreputable conduct or moral turpitude;

c.	insubordination;

d.	material non-compliance of this Contract or the rules, regulations, guidelines, policies, or code of ethics of TSM;

e.	improper or disorderly conduct; or

f.	the existence of a conflict of interest not previously disclosed to the Board.

Should the termination of this Contract by TSM be for Cause, or should this Contract be terminated due to CEO’s resignation or death, the CEO will not have a right to further compensation, payment or any benefit under this Contract as of the date of the termination. Notwithstanding the above, the CEO will have the right to receive payment of the Base Salary earned up to the termination date; the liquidation of Other Benefits accumulated up to such date; the payment of the amount accumulated as deferred compensation pursuant to Article 10 of this Contract; and the payments regarding the vested rights under the LTIP (including, as applicable, the compensation described in the second paragraph of Article 15 related to vesting of equity and other awards under the LTIP) and 401-K benefit plan.

17.         Confidentiality. The CEO recognizes that the knowledge of information concerning, or the relations with the employees, clients and agents of TSM and its Business that the CEO has acquired and acquires during his employment with TSM are valuable and exclusive assets of TSM. The CEO accepts that he will not use for his benefit or for the benefit of third parties, nor disclose, without the written consent of TSM, any information, data, documentation or material or substantial knowledge about TSM and its Business, its personnel or its plans, to any person, company, corporation, or other entity for any reason. The CEO accepts that all memoranda, notes, records and other documents, as well as information maintained electronically, generated or compiled by the CEO or which has been made available to the CEO about TSM’s Business, its employees and its clients are the exclusive property of TSM and will be returned by the CEO to TSM at the conclusion of his employment or at any other time at the request of TSM.

The CEO accepts that the services he renders and will render to TSM are of a special and unique nature and that consequently, he will have and has had access to confidential information about TSM’s Business and its clients. Hence, the CEO is aware that if he materially breaches any of the provisions of this Contract with regard to these confidentiality agreements and non-use of the confidential information, TSM may suffer irreparable damage, and, therefore, in addition to any other remedy which TSM may have under this Contract or the law, TSM will have the right to request an injunction restraining the CEO from breaching or continuing to breach the provisions of this Contract. The term “Confidential Information” includes, but is not limited to:

a.	The information described above;

b.	Proprietary information of TSM or its clients;

c.	Information marked or designated by TSM as confidential;

d.	Information, written or unwritten, and in any manner and regardless of not having been designated as confidential, which the CEO knows is treated as confidential by TSM; and

e.	Information provided to TSM by third parties that TSM is in the obligation of maintaining confidential, specifically including client lists and client information.

“Confidential Information” does not include any information which TSM discloses publicly, becomes public without the CEO’s fault, is public in nature or is collected routinely by companies like TSM.

The provisions of this Article 17 will survive and continue in effect after the expiration or earlier termination of this Contract for any reason.

18.        Documents. At the termination of this Contract, the CEO agrees to return all the documents, objects, materials and other information obtained by him about the Business of TSM, recognizing, in turn, that said documents, objects, materials and related information constitute the exclusive property of TSM.

19.        TSM Personnel; Non-disparagement. The CEO agrees not to solicit nor promote that the personnel of TSM and/or its Subsidiary Corporations end, voluntarily or involuntarily, their employment to join him or third parties in other efforts that are not for the benefit of TSM during the duration of this Contract and during twelve (12) months after the expiration or earlier termination of this Contract.

Following the employment period, the CEO shall not at any time make any public derogatory comment concerning TSM or anyone whom the CEO knows to be a current or former director, officer, stockholder or employee of TSM. Following the employment period, TSM shall not at any time make any public derogatory comment concerning the CEO. Notwithstanding the foregoing, nothing in this Article 19 shall prohibit any person from (i) responding publicly to incorrect, disparaging or derogatory public statements about TSM or the CEO relating to his employment with TSM, (y) providing truthful testimony in any judicial or administrative matter, or (z) making truthful statements required by law, by any regulatory authority or organization, or in connection with any public filing required by the U.S. Securities and Exchange Commission or any other regulatory authority.

20.         Recoupment Policy. The CEO agrees that all payments or benefits under different provisions of this Contract are subject to TSM’s Incentive Compensation Recoupment Policy, as such policy may be amended from time to time.

21.        Dispute Resolution. Both parties agree to try to resolve in good faith any dispute arising under this Contract or related to its termination using the most cost-effective resources and will try to avoid any unnecessary costs. In addition, both parties shall make all good faith efforts to maintain all information regarding any dispute confidential.

22.        Arbitration. If the parties are not able to resolve any dispute under this Agreement or related to its termination, for any reason, including alleged violations of the laws of Puerto Rico or of the United States of America which prohibit the discrimination in employment, these will be resolved by arbitration under the provisions of the Regulations of the American Arbitration Association, by an arbitrator selected according to said provisions. The process will be commenced by the filing of a petition for arbitration to said agency. The costs of the arbitrator’s fees, and other expenses inherent to the proceeding, will be paid by TSM. Each party will cover its own legal costs and attorney’s fees. The CEO and TSM specifically waive to process their claims in the courts of Puerto Rico or in the federal courts of the United States and will submit them to the arbitration proceeding agreed to herein. The parties agree that the decision of the arbitrator will be firm, final and unappealable.

23.          Change of Control.

a.
If during the term of this Contract there occurs a “Change of Control” of TSM, as this term is defined in sub-paragraph “c” of this Article 23, and as a result thereof the CEO resigns for “Good Reason” (as such term is defined below) or is terminated from his employment Without Cause, the CEO will have the right to receive from TSM a compensation for termination in consideration for having remained as an employee of TSM and having failed to pursue other  present or potential professional or business opportunities.  Such compensation for termination will be a sum equivalent to twice the “Total Compensation” (as such term is defined below) of the CEO, payable on or before the thirtieth (30th) day following the date on which the CEO concludes his employment because of a Change of Control. TSM will also provide for the continuation of the Fringe Benefits then in effect during twenty-four (24) months. The Fringe Benefits shall not be payable in a lump sum and TSM’s obligation to pay such Fringe Benefits will cease as soon as the CEO obtains employment with a comparable benefit. Such compensation for termination shall be in substitution of, and not in addition to, any compensation to which the CEO is entitled under Articles 14, 15 or 16, but will not substitute his rights to payment of the deferred compensation under Article 10 and all vested amounts under the LTIP (including the compensation described in the second paragraph of Article 15 related to vesting of equity and other awards under the LTIP) and the 401-K benefit plan.

b.
For purposes of this Article 23, the term “Total Compensation” means: (i) the highest Base Salary of the CEO paid to him in any of the three (3) years prior to the date of the Change of Control, in addition to the average of the STDB of the three (3) years prior to said date.

c.	A “Change of Control” will be understood to have occurred if:

(i)
any party acquires ownership of TWENTY-FIVE PERCENT (25%) or more of the total votes required for the election of the directors of TSM’s Board of Directors, or of such amount which, based on the cumulative vote, if this were allowed by the Articles of Incorporation and By-Laws of TSM, would permit such party to elect TWENTY-FIVE PERCENT (25%) or more of the directors of TSM;

(ii)
as a result of, or in connection with, a tender offer or exchange offer of TSM stock, a consolidation, merger or other business combination, sale of assets or any combination of the aforementioned transactions, the persons who were directors of the Board prior to such transaction fail to constitute a majority of the board of directors of TSM or its successor;

(iii)
there is a change of at least 30% of the directors of TSM’s Board of Directors as a result of a “proxy fight”, as such term is defined in Regulation 14A of the Securities Exchange Act of 1934, as amended; or

(iv)	a sale or transfer of substantially all the assets of TSM to another corporation not affiliated to TSM occurs.

Notwithstanding the provisions of this Article 23, a Change of Control of TSM will not be deemed to have occurred in the event that TSM suffers a corporate reorganization which does not materially alter the composition of directors or the percentage of votes owned by the existing stockholders.

d.	“Good Reason” for purposes of this Article 23 shall mean:

(i)	a change in the nature or scope of the CEO’s duties or functions from those performed on the date immediately preceding the date of the Change of Control;

(ii)	a reduction in the CEO’s Base Salary from that received on the date immediately preceding the date of the Change of Control;

(iii)
a reduction in the CEO’s ability to participate in the compensation plans, such as bonus, stock options, incentives or other compensation plans, in which he participated on the date immediately preceding the Change of Control, which reduction will be determined in comparison to the opportunities that TSM provides to executives with comparable duties or the opportunities of participation that the CEO had under said plans on the date immediately preceding the date of the Change of Control;

(iv)
a change in the location of the CEO’s principal place of employment of more than twenty-five miles from the place where the CEO maintained his work office on the date immediately preceding the date of the Change of Control; or

(v)
the reasonable determination by the Board to the effect that, because of the Change of Control and a change in the circumstances thereafter affecting the employment position of the CEO, the CEO is unable to exercise the authority, powers, functions or duties assigned to his position in TSM on the date immediately preceding the date of the Change of Control.

MISCELLANEOUS PROVISIONS

24.         Interpretation of the Contract. This Contract is the result of the negotiations of the parties, so that no presumption or inference may be made in favor of either of them.

25.         No waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreement shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

26.         Assignment. The CEO may not assign, in whole or in part, to a third party his obligations or commitments under this Contract.

27.        Entire Agreement. This Contract is the full and complete agreement between the appearing parties. Any other prior agreement, contract or covenant shall not be construed as valid or in effect.

28.         Amendments. Any amendments to this Contract must be made by agreement of the parties, in a written instrument executed by the parties or their legal representatives. Notwithstanding the foregoing, TSM has sole discretion to repeal, modify or create any standard, policy, rule or operational or employment condition of all employees, including compensation policies, benefits and insurance.

29.        Section Headings. The headings included in this Contract have been added to facilitate its reading and analysis. At no time shall said headings be construed to constitute the agreement between the parties or amend the content of the terms that each one of them precedes.

30.        Notices. All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, three (3) days after mailing if sent by mail, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company: Luis A. Clavell Rodríguez, Chairman of the Board of Directors, Triple-S Management Corporation, 1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920.

If to the CEO: Roberto García-Rodríguez, Triple-S Management Corporation, 1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920.

31.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

32.          Separability. If any term of this Contract is declared void or illegal, the rest of its terms will continue in full force and effect.

33.          Interpretation. This Contract shall be construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico.

SUCH IS THE AGREEMENT which the parties accept, acknowledge and sign in San Juan, Puerto Rico, on the date indicated above.

TRIPLE-S MANAGEMENT CORPORATION

	s/Luis A. Clavell Rodríguez	s/Roberto García Rodríguez
By:	Luis A. Clavell Rodríguez	Roberto García Rodríguez
Chairman of the Board of Directors
Triple-S Management Corporation

EXHIBIT A

TO EMPLOYMENT CONTRACT dated December 19, 2018 between Triple-S Management Corporation and Roberto García Rodríguez:

1)	Base Salary: $825,000

2)	Fringe Benefits:

•	Family health insurance
•	Long term disability insurance
•	Life insurance
•	401-K retirement savings plan